Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717, 333-136728 and 333-195988 on Form S-8 and Nos. 333-194733, 333-188579, 333-184868, and 333-206559 on Form S-3 of our report dated September 11, 2015, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the three years in the period ended June 30, 2015, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 14, 2015.

We also consent to the reference to us under the heading "Experts" in such registration statements on Form S-3.

/s/ DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 11, 2015